EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (file numbers 333-01957, 333-01959, 333-59771, 333-34992, 333-34994, 333-34996, 333-111370, 333-124845, 333-93121, 333-158771, and 333-166268) on Form S-8 of our reports dated March 2, 2011 relating to the consolidated financial statements and financial statement schedule of Franklin Electric Co., Inc. and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Franklin Electric Co., Inc and subsidiaries for the year ended January 1, 2011.

/s/DELOITTE & TOUCHE LLP
Chicago, Illinois
March 2, 2011